EXHIBIT 5.1

ICE MILLER LLP
ONE AMERICAN SQUARE, SUITE 2900
Indianapolis, Indiana 46282

May 6, 2011

Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Bioanalytical Systems, Inc., an Indiana corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of up to 5,506 units (the "Units") with each Unit consisting of (i) one 6% Series A convertible preferred share (collectively, the "Series A Shares") which is convertible into common shares, (ii) a Class A Warrant to purchase 0.5 common shares for every common share underlying the Series A Shares (collectively, the "Class A Warrants"), (iii) a Class B Warrant to purchase 0.5 common shares for every common share underlying the Series A Shares (collectively, the "Class B Warrants" and together with the Class A Warrants, the "Warrants"), (iv) common shares that are issuable upon conversion of the Series A Shares and exercise of the Warrants (the "Underlying Shares"), and (v) common shares that may be issued by the Company as payment of dividends or make-whole payments on the Series A Shares pursuant to the terms thereof (the "Dividend Shares" and together with the Series A Shares, the Warrants and the Underlying Shares, the "Securities").  The Securities are being offered and sold pursuant to a (i) Registration Statement on Form S-1 (Registration No. 333-172508), originally filed on February 28, 2011 and declared effective on May 5, 2011, as amended by Post-Effective Amendment No. 1 filed with the Securities and Exchange Commission on May 6, 2011 (as amended and supplemented, the “Registration Statement”) and (ii) Registration Statement on Form S-1 filed pursuant to Rule 462(b) (the “462(b) Registration Statement”).  The Securities in excess of 5,000 Units covered by our original opinion filed as an exhibit to the Registration Statement are referred to herein as “462(b) Securities”.  Capitalized terms used in this opinion letter that are not specifically defined herein shall have the meanings assigned to them in the Registration Statement.

In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including, among others, (a) the Registration Statement and the 462(b) Registration Statement; (b) the Second Amended and Restated Articles of Incorporation of the Company, certified by the Secretary of State of the State of Indiana on April 27, 2011, to be a true and correct copy thereof; (c) the Company's Amended and Restated Bylaws, as amended to date and currently in effect; (d) the form of Certificate of Designation of Preferences, Rights, and Limitations of Convertible Preferred Shares (the "Certificate of Designation"); and (e) resolutions of the Company authorizing the filing of the Registration Statement and the Certificate of Designation and the transactions contemplated thereby.

Bioanalytical Systems, Inc.
May 6, 2011

In rendering this opinion letter, we have also examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments.  The opinions set forth herein are limited to the law of the State of Indiana and the Federal law of the United States of America.  We do not express any opinion as to any other law.

We have also relied, without investigation as to the accuracy thereof, on other certificates of, and oral and written communications from, public officials and officers of the Company.

In rendering this opinion letter to you, we have assumed, with your permission:  (a) the genuineness of all signatures (other than those on behalf of the Company), the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of originals of such copies, and the legal competence of each individual executing a document; and (b) the documents that will be executed and delivered in consummation of the transactions contemplated by the Registration Statement will be identical in all material and relevant respects with the copies of the documents we have examined and on which this opinion is based.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that when (i) the Company's Board of Directors (the "Board"), or a duly authorized committee of the Board, has taken all necessary corporate action to approve the issuance and establish the terms of offering of the Securities, (ii) the Registration Statement becomes effective under the Securities Act, (iii) the securities purchase agreement pursuant to which the Securities will be sold to purchasers in the offering (the "Securities Purchase Agreement") is executed and delivered by the parties thereto, and (iv) the Certificate of Designation has been filed with the Secretary of State of Indiana as an amendment to the Company's Articles of Incorporation as required by applicable law:

1. The 462(b) Securities that are Series A Shares will be duly authorized for issuance by the Company, and when issued and paid for in accordance with the Securities Purchase Agreement, will be validly issued, fully paid, and non-assessable.

2. The 462(b) Securities that are Warrants, when duly executed, issued and delivered by the Company against payment therefor in accordance with the terms of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, subject to applicable bankruptcy and insolvency laws and laws affecting the rights of creditors generally and general equitable principles.

Bioanalytical Systems, Inc.
May 6, 2011

3. The 462(b) Securities that are Underlying Shares issuable upon conversion of the Series A Shares, will be duly authorized for issuance by the Company, and when issued upon conversion of the Series A shares in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable.

4. The 462(b) Securities that are Underlying Shares issuable upon exercise of the Warrants, will be duly authorized for issuance by the Company, and when issued, paid for and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

5. The 462(b) Securities that are Dividend Shares issuable in accordance with the terms of the Certificate of Designation will be duly authorized for issuance by the Company, and when so issued, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are matters of professional judgment and are not a guarantee of result.  We express no opinion other than as hereinbefore expressly set forth.  No expansion of the opinions expressed herein may or should be made by implication or otherwise.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the caption "Legal Matters".  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ice Miller LLP